                                                                    EXHIBIT 12

                            FALCON HOLDING GROUP, L.P.

            COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES


                                                          Year ended December 31,
                                           -----------------------------------------------------------
                                                                                                 New Falcon     Three months ended
                                                                                     Pro Forma   Pro Forma        March 31,
                                                                                                             -----------------------
                                                                                        1997        1997        1997       1998
                                 1993       1994       1995       1996       1997    (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                               --------   --------   --------   --------   --------   ---------  ----------   ---------   ----------
                                                                         (in thousands of dollars)
Loss from
  continuing operations
  before extraordinary
  item                         $(31,448)  $(33,513)  $(25,235)  $(49,985)  $(60,838)  $(75,106)  $(130,849)   $(15,335)  $(18,909)
Equity in net income of
  investee partnerships            -          -           (19)      (145)      (443)      (447)       (447)        (39)       (45)
Income tax benefit                 -          -            -      (1,122)    (2,021)    (2,021)     (2,021)       (566)      (365)
                               --------   --------   --------   --------   --------    -------   ---------    --------   --------
                                (31,448)   (33,513)   (25,254)   (51,252)   (63,302)   (77,574)   (133,317)    (15,940)   (19,319)
Add:
Interest on indebtedness         49,122     49,859     57,777     71,602     79,137     85,894     119,925      20,384     20,487
                               --------   --------   --------   --------   --------    -------   ---------    --------   --------
Income before fixed charges      17,674     16,346     32,523     20,350     15,835      8,320     (13,392)      4,444      1,168

Fixed charges:
Interest on indebtedness         49,122     49,859     57,777     71,602     79,137     85,894     119,925      20,384     20,487
                               --------   --------   --------   --------   --------    -------   ---------    --------   --------

Deficiency of earnings
  available to cover
  fixed charges                $(31,448)  $(33,513)  $(25,254)  $(51,252)  $(63,302)  $(77,574)  $(133,317)   $(15,940)  $(19,319)
                               --------   --------   --------   --------   --------    -------   ---------    --------   --------
                               --------   --------   --------   --------   --------    -------   ---------    --------   --------